Exhibit 23.1
CONSENT OF KPMG
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brocade Communications Systems, Inc.:
We consent to the incorporation by reference herein of our report dated January 27, 2005, except as to Note 3b, which is as of November 10, 2005, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2004 and October 25, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 30, 2004, and related financial statement schedule, which report appears in the Annual Report on Form 10-K/A of Brocade Communications Systems, Inc. for the year ended October 30, 2004. Our report indicates that the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2004 and October 25, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 30, 2004 have been restated.

/s/ KPMG LLP

Mountain View, California
November 18, 2005